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                                                                       EXHIBIT 8

                             MUNGER, TOLLES & OLSON
                       355 SOUTH GRAND AVENUE, 35TH FLOOR
                         LOS ANGELES, CALIFORNIA 90071

                                                                  (213) 683-9100

                               November 20, 1996

Riverside National Bank
3484 Central Avenue
Riverside, California 92506

    Re:  Merger of City National Bank and Riverside National Bank
       -----------------------------------------------------------

Ladies and Gentlemen:

    In accordance with your request, we provide the following analysis and opinions relating to certain federal income tax consequences of the transaction (the "Merger") whereby Riverside National Bank ("RNB") will merge with and into City National Bank ("CNB") pursuant to that certain Agreement and Plan of Merger dated as of October 15, 1996 (the "Agreement"). Terms used herein but not defined herein have the same meaning as in the Agreement.

    In the Merger, RNB, at the Effective Time, shall be merged with and into CNB by a statutory merger in accordance with the applicable banking laws of the United States. The separate existence of RNB shall cease and CNB shall be the surviving entity. CNB shall succeed, without other transfer, to all the rights and property of RNB and shall be subject to all the debts and liabilities of RNB in the same manner as if CNB had itself incurred them.

    Subject to the provisions of the Agreement, each share of RNB Common Stock which shall be outstanding immediately prior to the Merger shall automatically be converted into shares of CNC Common Stock, cash, or a combination of CNC Common Stock and cash pursuant to certain shareholder elections permitted under the Agreement. Each share of RNB Common Stock which shall be outstanding immediately prior to the Merger (other than shares which are dissenting shares within the meaning of the National Bank Act and other than RNB Common Stock described in Section 2.1(d) of the Agreement) shall, without any action on the part of the holder thereof, cease to be outstanding and be converted into and exchanged for the right to receive shares of CNC Common Stock, cash, or a combination of CNC Common Stock and cash, in a ratio specified in the Agreement. Dissenting shares shall not be converted into the right to receive shares of CNC Common Stock, but shall be entitled to such rights as are granted under the National Bank Act. No fractional shares of CNC Common Stock shall be issued in the Merger, but instead fractional shares shall be converted to cash under a formula in the Agreement.

    Our analysis and the opinions set forth herein are based upon the facts as set forth in that certain Agreement referred to above, including the exhibits thereto. Our opinions are also based on certain representations in the Agreement and the Shareholders' Agreement, and certain written representations to us from RNB, CNC and certain shareholders of RNB in certificates of even date herewith. The facts contained in the above-referenced documents are incorporated herein by reference as the operative facts underlying the tax opinions set forth herein. One of our key assumptions for purposes of this letter is that the facts and representations set forth in those documents are true, complete, correct and accurate on the date of this analysis and remain so to the Effective Time. Any change or inaccuracy in such facts, representations or assumptions may adversely affect our opinions. Additionally, our ability to give the opinions set forth herein at the Effective Time is expressly conditioned upon our receipt, as of the Effective Time, of certificates, in form and substance reasonably satisfactory to us, comparable to those referred to in the second sentence of this paragraph. Furthermore, our opinion assumes, and is conditioned upon our determination that, the aggregate value of the Eligible CNC Shares issued pursuant to the Merger is sufficient to satisfy the "continuity of interest" requirement of Treas. Reg. Section 1.368-1(b).
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    We have acted as counsel to CNC in connection with the Merger and are rendering these opinions to RNB at CNC's request. In rendering these opinions, we have examined such documents, laws, regulations and other legal matters as we have considered necessary or appropriate for purposes of the opinions expressed herein. We have not made any independent investigation in rendering these opinions other than as described herein.

    Our opinions are based upon the Internal Revenue Code of 1986, as amended (the "Code"), as of the date hereof and currently applicable Treasury Regulations promulgated under the Code (including proposed Treasury Regulations), published administrative positions of the Internal Revenue Service (the "IRS") in revenue rulings and revenue procedures, and judicial decisions. Such legal authorities are all subject to change, either prospectively or retroactively, and it is possible that changes in such legal authorities may occur between the date hereof and the Effective Time. No assurance can be provided as to the effect of any such change upon our opinions.

    The opinions set forth herein have no binding effect on the IRS or the courts. No assurance can be given that, if contested, a court would agree with the opinions set forth herein. The opinions set forth herein represent rather our best legal judgment as to the likely outcome of the issues addressed herein if such issues were litigated.

    In the case of a transaction as complex as the Merger, many federal, state and local income and other tax consequences arise. We have been asked only to address the issues specifically set forth below. No opinion is expressed regarding any other issues.

    This letter is being issued solely for the benefit of RNB and for the benefit of the RNB shareholders as of the date of the Merger. It may not be relied upon by any other person without our prior written consent.

    Subject to the foregoing, it is our opinion that, at the Effective Time, (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; (ii) CNC, CNB, and RNB will be parties to the reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss will be recognized by holders of RNB Common Stock to the extent that they receive solely shares of CNC Common Stock solely in exchange for shares of RNB Common Stock;
(iv) each holder of RNB Common Stock who exchanges such holder's RNB Common Stock for CNC Common Stock and cash will be taxed separately with respect to each identifiable block of RNB Common Stock for which such holder has a different adjusted tax basis per share. The gain, if any, to be realized by each such holder of RNB Common Stock with respect to each such block will be the excess of (A) the amount of cash received allocable to such block of RNB Common Stock plus the fair market value at the Effective Time of the CNC Common Stock received allocable to such block of RNB Common Stock over (B) the aggregate adjusted tax basis of such block of RNB Common Stock surrendered in the exchange, and any such gain will be recognized on the exchange to the extent of the cash received allocable to such block of RNB Common Stock. Any loss realized on an exchange of a block of RNB Common Stock will not be recognized and will not offset any gain recognized on another block of RNB Common Stock; (v) the basis of the shares of CNC Common Stock to be received by holders of RNB Common Stock will be the same as the basis of the RNB Common Stock surrendered in exchange therefor, adjusted as provided in Section 358(a) of the Code in the event any cash is received; and (vi) the holding period of CNC Common Stock to be received by holders of RNB Common Stock will include the holding period of the RNB Common Stock surrendered in exchange therefor, provided that the holders of RNB Common Stock held such stock as a capital asset.

    We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form S-4 to be filed in connection with the Merger.

                                          Very truly yours,
                                          /s/ Munger, Tolles & Olson